AGREEMENT AND PLAN OF MERGER

by and among

FLEXSTEEL INDUSTRIES, INC.

CHURCHILL ACQUISITION CORP.

and

DMI FURNITURE, INC.

dated

August 12, 2003

i

ii

iii

Index of Defined Terms

Defined Term	Section No.
Acquisition Agreement	5.2(c)
Acquisition Proposal	5.2(a)
Agreement	Recitals
Audit	3.13(h)
CERCLIS	3.21(a)(v)
Certificates	2.2(b)
Claim	6.4(b)
Closing	1.6
Closing Date	1.6
Code	3.12(b)
Company	Recitals
Company Board of Directors	Recitals
Company Disclosure Schedule	Article III
Company Employee	6.8(a)
Company Financial Advisor	3.25
Company Intellectual Property	3.16(d)
Company Material Adverse Change	3.1(a)
Company Material Adverse Effect	3.1(a)
Company SEC Documents	3.8
Company Severance Agreements	6.9
Company Subsidiary	3.2(a)
Confidentiality Agreements	5.2(b)
Contract	3.7
Delaware Courts	9.6
DGCL	Recitals
Director Deferral Plan	2.4(e)
Dissenting Shares	2.3(a)
Effective Time	1.5
Encumbrances	3.2(a)
Environmental Claim	3.21(e)(ii)
Environmental Laws	3.21(e)(i)
ERISA	3.12(a)
ERISA Affiliate	3.12(a)
Exchange Act	1.1(a)

Index - i

Financial Statements	3.8
GAAP	3.8
Governmental Entity	3.7
Hazardous Substances	3.21(e)(iii)
Indemnified Parties	6.4(b)
Independent Directors	1.3(a)
Merger	1.4(a)
Merger Consideration	2.1(c)
Minimum Condition	1.1(a)
New Parent Option	2.4(a)
NPL	3.21(a)(v)
Offer	Recitals
Offer Documents	1.1(b)
Offer Price	Recitals
Option Exchange Ratio	2.4(a)
Option Plans	2.4(a)
Options	2.4(a)
Outside Date	8.1(b)
Parent	Recitals
Parent Common Shares	2.4(a)
Parent Plan	6.8(c)
Paying Agent	2.2(a)
Person	3.2(a)
Plans	3.12(a)
Preferred Stock	3.3(a)
Proxy Statement	1.9(a)(ii)
Purchaser	Recitals
Purchaser Common Stock	2.1
Representatives	5.2(a)
Schedule 14D-9	1.2(a)
SEC	1.1(b)
Securities Act	2.4(c)
Shares	Recitals
Special Committee	Recitals
Subsidiary	3.2(a)
Superior Proposal	5.2(b)
Surviving Corporation	1.4(a)
Tax Authority	3.13(h)
Tax Returns	3.13(h)

Index - ii

Taxes	3.13(h)
Tender and Voting Agreements	Recitals
Termination Fee	8.2(b)
Title IV Plan	3.12(d)
Transactions	3.4
Voting Debt	3.3(a)

Index - iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (hereinafter referred to as this “Agreement”), dated August 12, 2003, by and among Flexsteel Industries, Inc., a Minnesota corporation (“Parent”), Churchill Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (the “Purchaser”), and DMI Furniture, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Board of Directors of each of Parent, the Purchaser and the Company and a special committee of the Board of Directors of the Company composed entirely of independent directors (the “Special Committee”) deems it advisable and in the best interests of its respective stockholders to consummate, the acquisition of the Company by Parent upon the terms and subject to the conditions set forth herein;

WHEREAS, in furtherance thereof, it is proposed that the Purchaser make a cash tender offer (the “Offer”) to acquire all shares of the issued and outstanding common stock, par value $0.10 per share, of the Company (the “Shares”) for $3.30 per share, net to the seller in cash (such price, or any such higher price per Share as may be paid in the Offer, is referred to herein as the “Offer Price”);

WHEREAS, also in furtherance of such acquisition, the Board of Directors of each of Parent, the Purchaser and the Company has approved and declared advisable this Agreement and the Merger (as defined in Section 1.4) following the Offer in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and upon the terms and subject to the conditions set forth herein;

WHEREAS, the Board of Directors of the Company (the “Company Board of Directors”) has unanimously determined that the consideration to be paid for each Share in the Offer and the Merger is fair to the holders of such Shares and has resolved to recommend that the holders of such Shares accept the Offer and approve and adopt this Agreement and the Merger, upon the terms and subject to the conditions set forth herein; and

WHEREAS, simultaneously with the execution and delivery of this Agreement, and as a condition to Parent’s and the Purchaser’s willingness to enter into this Agreement, certain officers and directors of the Company are entering into tender and voting agreements (the “Tender and Voting Agreements”), pursuant to which, among other things, such individuals are agreeing to tender their respective Shares in the Offer and to grant to Parent a proxy to vote their respective Shares in favor of the Merger, upon the terms and subject to the conditions set forth therein;

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

THE OFFER AND MERGER

Section 1.1 The Offer. (a) Provided that this Agreement shall not have been terminated in accordance with Section 8.1 and none of the events set forth in Annex I hereto shall have occurred and be continuing, as promptly as practicable, and, in any event, within seven business days of the date hereof, the Purchaser shall commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) the Offer to purchase for cash all Shares at the Offer Price. The obligations of the Purchaser to accept for payment and to pay for any Shares validly tendered on or prior to the expiration of the Offer and not withdrawn shall be subject to (i) there being validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares which represents at least a majority of the Shares outstanding on a fully-diluted basis (the “Minimum Condition”) and (ii) the other conditions set forth in Annex I hereto. Subject to the prior satisfaction of the Minimum Condition and subject to the prior satisfaction or waiver by Parent or the Purchaser of the other conditions of the Offer set forth in Annex I hereto (it being understood that the Minimum Condition cannot be waived or modified without the consent of the Company), the Purchaser shall, in accordance with the terms of the Offer, consummate the Offer and accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer promptly after expiration of the Offer, which shall initially be the 20th business day following the commencement of the Offer, provided, however, that (w) if on the initial expiration date of the Offer or on any subsequent scheduled expiration date of the Offer (as extended in accordance with this Agreement), all conditions to the Offer shall not have been satisfied or waived, the Purchaser may, from time to time, in its sole discretion, extend the Offer for such period as the Purchaser may determine until such conditions are waived or satisfied; provided, however, that, if, as of any scheduled expiration date of the Offer, (A) any of the events set forth in clauses (a),

(b) or (c) of Annex I shall have occurred and be continuing (and the condition in Annex I with respect to the applicable clause shall not have been waived by the Purchaser) then, subject to the right of Parent and the Purchaser to terminate this agreement in accordance with its terms, the Purchaser shall be required to extend the Offer unless such conditions could not reasonably be expected to be waived or satisfied by the Outside Date or (B) any of the events set forth in clause (f) of Annex I (but only with respect to unintentional failures of such representations and warranties to be true and correct) or clause (g) of Annex I (but only with respect to non-willful breaches of, or failures to comply with, covenants and agreements) shall have occurred and be continuing (and the condition in Annex I with respect to the applicable clause shall not have been waived by the Purchaser), then, subject to the right of Parent and the Purchaser to terminate this agreement in accordance with its terms, the Purchaser shall be required to extend the offer to a date that is not less than 30 days after Purchaser notified the Company of such event, (x) the Purchaser may, in its sole discretion, extend the Offer for any period required by any rule, regulation, interpretation or position of the United States Securities and Exchange Commission (the “SEC”) or the staff thereof applicable to the Offer, (y) if on the then scheduled expiration date of the Offer there shall have been validly tendered and not withdrawn at least 80% but less than 90% of the Shares outstanding on a fully diluted basis, the Purchaser may, in its sole discretion, extend the Offer for an additional period of not more than 10 business days, and (z) the Purchaser may, in its sole discretion, provide a “subsequent offering period” in accordance with Rule 14d-11 under the Exchange Act. In addition, the Purchaser may increase the Offer Price and extend the Offer to the extent required by law in connection with such increase, in each case in its sole discretion and without the Company’s consent; provided, however, that neither Parent nor Purchaser shall otherwise modify the Offer in any manner adverse to the holders of Shares without the Company’s consent, except as specifically permitted in this Agreement.

(b) As soon as practicable on the date the Offer is commenced, Parent and the Purchaser shall file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer, which shall include the offer to purchase and forms of the related letter of transmittal and all other ancillary Offer documents (collectively, together with any amendments and supplements thereto, the “Offer Documents”). Parent and the Purchaser shall cause the Offer Documents to be filed with the SEC and disseminated to holders of Shares as required by applicable federal securities laws. Parent and the Purchaser, on the one hand, and the Company, on the other hand, agree to promptly correct any information provided by it for use in the Offer Documents if it shall have become false or misleading in any material respect or as otherwise required by law. Parent and the Purchaser further agree to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and disseminated to holders of Shares as required by applicable federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents before they are filed with the SEC or disseminated to holders of Shares. In addition, Parent and the Purchaser agree to provide the Company and its counsel with any comments or communications that Parent, the Purchaser or their counsel may receive from time to time from the SEC or its staff with respect to the Offer Documents promptly after Parent’s or the Purchaser’s, as the case may be, receipt of such comments, and any written or oral responses thereto.

Section 1.2 Company Actions. (a) On the date the Offer Documents are filed with the SEC, the Company shall, in a manner that complies with Rule 14d-9 under the Exchange Act, file with the SEC a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments, supplements and exhibits thereto, the “Schedule 14D-9”) which shall, subject to the provisions of Section 5.2(c), contain the recommendation that the stockholders of the Company accept the Offer, tender their Shares to the Purchaser pursuant to the Offer, and approve and adopt this Agreement and the Merger. The Company agrees to cause the Schedule 14D-9 to be filed with the SEC and disseminated to holders of Shares as required by applicable federal securities laws. The Company, on the one hand, and Parent and the Purchaser, on the other hand, agree to promptly correct any information provided by it for use in the Schedule 14D-9 if it shall have become false or misleading in any material respect or as otherwise required by law. The Company agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to holders of the Shares as required by applicable federal securities laws. Parent, the Purchaser and their counsel shall be given the reasonable opportunity to review and comment on the Schedule 14D-9 before it is filed with the SEC or disseminated to holders of Shares. In addition, the Company agrees to provide Parent, the Purchaser and their counsel with any comments or communications that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the Company’s receipt of such comments, and any oral or written responses thereto.

(b) In connection with the Offer, the Company shall, or shall cause its transfer agent to, promptly furnish to the Purchaser mailing labels, security position listings and any available listing or computer file containing the names and addresses of the record holders of the Shares as of a recent date, and shall promptly furnish the Purchaser with such information and assistance (including, but not limited to, lists of holders of the Shares, updated periodically, and their addresses, mailing labels and lists of security positions) as the Purchaser may reasonably request.

Section 1.3 Directors.

(a) Promptly upon the purchase of and payment for Shares by Parent or the Purchaser which represent at least a majority of the outstanding Shares (on a fully-diluted basis), Parent shall be entitled to elect or designate such number of directors, rounded up to the next whole number, on the Company Board of Directors as is equal to the product of the total number of directors on the Company Board of Directors (giving effect to the directors elected or designated by Parent pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by the Purchaser, Parent and any of their affiliates bears to the total number of Shares then outstanding (on a fully-diluted basis). The Company shall, upon Parent’s request, either take all actions necessary to promptly increase the size of the Company Board of Directors, or promptly secure the resignations of such number of its incumbent directors, or both, as is necessary to enable Parent’s designees to be so elected or designated to the Company’s Board of Directors, and shall take all actions necessary to cause Parent’s designees to be so elected or designated at such time. At such time, the Company shall, upon Parent’s request, also cause persons elected or designated by Parent to constitute the same percentage (rounded up to the next whole number) as is on the Company Board of Directors of (i) each committee of the Company Board of Directors, (ii) each board of directors (or similar body) of each Company Subsidiary (as defined in Section 3.2), and (iii) each committee (or similar body) of each such board. After Parent’s designees are elected or appointed to the Company Board of Directors, then until the Effective Time, the Company Board of Directors shall have at least two (2) directors who are directors on the date of this Agreement and who are not officers of the Company (the “Independent Directors”); provided that, in such event, if the number of Independent Directors shall be reduced below two (2) for any reason whatsoever, the remaining Independent Director, if any, shall designate a person (who shall not be an officer or affiliate of the Company, any Company Subsidiary, Parent, or any Subsidiary of Parent) to fill such vacancy who shall be deemed to be an Independent Director for purposes of this Agreement or, if no Independent Directors then remain, the other directors shall designate two (2) persons to fill such vacancies who shall not be officers or affiliates of the Company, any Company Subsidiary, Parent or any

Subsidiary of Parent, and such persons shall be deemed to be Independent Directors for the purposes of this Agreement. The Company’s obligations under this Section 1.3 shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. The Company shall promptly take all actions required pursuant to such Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.3, including, but not limited to, mailing to stockholders (together with the Schedule 14D-9) the information required by Section 14(f) and Rule 14f-1 as is necessary to enable Parent’s designees to be elected or designated to the Company Board of Directors. Parent or the Purchaser shall supply the Company with information with respect to either of them and their nominees, officers, directors and affiliates to the extent required by Section 14(f) and Rule 14f-1.

(b) Following the election or appointment of Parent’s designees pursuant to this Section 1.3 and prior to the Effective Time, the affirmative vote of a majority of the Independent Directors then in office shall be required by the Company to (i) amend or terminate this Agreement by the Company, (ii) exercise or waive any of the Company’s rights or remedies under this Agreement (iii) extend the time for performance of Parent’s and the Purchaser’s respective obligations under this Agreement or (iv) take any action that would materially delay the receipt of the Merger Consideration by the stockholders of the Company.

Section 1.4 The Merger. (a) Subject to the terms and conditions of this Agreement, at the Effective Time, the Company and the Purchaser shall consummate a merger (the “Merger”) pursuant to which (i) the Purchaser shall be merged with and into the Company and the separate corporate existence of the Purchaser shall thereupon cease, (ii) the Company shall be the successor or surviving corporation in the Merger and shall continue to be governed by the laws of the State of Delaware, and (iii) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The corporation surviving the Merger is sometimes hereinafter referred to as the “Surviving Corporation.” The Merger shall have the effects set forth in the DGCL.

(b) The Certificate of Incorporation of the Purchaser, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation, except as to the name of the Surviving Corporation, which shall be DMI Furniture, Inc., until thereafter amended as provided by law and such Certificate of Incorporation.

(c) The Bylaws of the Purchaser, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation, except as to the name of the Surviving Corporation, which shall be DMI Furniture, Inc., until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

Section 1.5 Effective Time. Parent, the Purchaser and the Company shall cause an appropriate Certificate of Merger to be executed and filed on the Closing Date with the Secretary of State of the State of Delaware as provided in the DGCL. Notwithstanding the foregoing, if the Merger is to be consummated pursuant to Section 1.10, Parent shall execute and file a Certificate of Ownership and Merger with the Secretary of State of the State of Delaware in accordance with the DGCL. The Merger shall become effective on the date and time on which the Certificate of Merger or the Certificate of Ownership and Merger, as the case may be, has been duly filed with the Secretary of State of the State of Delaware, or such later time as agreed upon by the parties, such time hereinafter referred to as the “Effective Time.”

Section 1.6 Closing. The closing of the Merger (the “Closing”) will take place at 10:00 a.m., Chicago time, on a date to be specified by the parties, such date to be no later than the second business day after satisfaction or waiver of all of the conditions set forth in Article VII (the “Closing Date”), at the offices of Skadden, Arps, Slate, Meagher & Flom (Illinois), 333 West Wacker Drive, Chicago, Illinois 60606, unless another date or place is agreed to in writing by the parties hereto.

Section 1.7 Directors and Officers of the Surviving Corporation. The directors of the Purchaser immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation, in each case until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Certificate of Incorporation and Bylaws.

Section 1.8 Subsequent Actions. If at any time after the Effective Time the Surviving Corporation shall determine, in its sole discretion, that any actions are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or the Purchaser acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized take all such actions as may be necessary or desirable to vest all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Section 1.9 Stockholders’ Meeting. (a) If required by law to consummate the Merger, the Company shall in accordance with applicable law:

(i) duly call, give notice of, convene and hold a special meeting of its stockholders as soon as reasonably practicable following the acceptance for payment and purchase of Shares by the Purchaser pursuant to the Offer for the purpose of considering and taking action upon this Agreement;

(ii) prepare and file with the SEC a preliminary proxy or information statement relating to the Merger and this Agreement and use its reasonable best efforts to obtain and furnish the information required to be included by the SEC in the Proxy Statement and, after consultation with Parent, respond promptly to any comments made by the SEC with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement (together with any amendments and supplements thereto, the “Proxy Statement”) to be mailed to its stockholders;

(iii) subject to Section 5.2(c), include in the Proxy Statement the recommendation of the Company Board of Directors that stockholders of the Company vote in favor of the approval of the Merger and the adoption of this Agreement; and

(iv) use its reasonable best efforts to solicit from holders of Shares proxies in favor of the Merger and take all actions reasonably necessary or, in the reasonable opinion of the Purchaser, advisable to secure the approval of stockholders required by the DGCL, the Company’s Certificate of Incorporation and any other applicable law to effect the Merger.

(b) Parent agrees to vote, or cause to be voted, all of the Shares then owned by it, the Purchaser or any of its other Subsidiaries and affiliates in favor of the approval of the Merger and the adoption of this Agreement.

Section 1.10 Merger Without Meeting of Stockholders. Notwithstanding Section 1.9, in the event that Parent, the Purchaser or any other Subsidiary of Parent shall acquire at least 90% of the outstanding Shares, the parties hereto agree, subject to Article VII, to take all necessary and appropriate actions to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.

ARTICLE II

CONVERSION OF SECURITIES

Section 2.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any Shares or the holders of the common stock, par value $0.01 per share, of the Purchaser (the “Purchaser Common Stock”):

(a) Each outstanding share of Purchaser Common Stock shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

(b) All Shares that are owned by the Company as treasury stock and any Shares owned by Parent, the Purchaser or any other wholly-owned Subsidiary of Parent shall be cancelled and retired, and no consideration shall be delivered in exchange therefor.

(c) Each outstanding Share (other than Shares to be cancelled in accordance with Section 2.1(b) and other than Dissenting Shares) shall be converted into the right to receive the Offer Price, payable to the holder thereof in cash, without interest (the “Merger Consideration”). From and after the Effective Time, all such Shares shall no longer be outstanding and shall automatically be cancelled and retired, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with Section 2.2, without interest thereon.

Section 2.2 Paying Agent. (a) Prior to the Effective Time, Parent shall designate an agent reasonably acceptable to the Company (the “Paying Agent”) for the holders of Shares in connection with the Merger and to receive the funds to which holders of Shares shall become entitled pursuant to Section 2.1(c). Prior to the Effective Time, Parent or the Purchaser shall make available to the Paying Agent the aggregate Merger Consideration. Such funds shall be invested by the Paying Agent as directed by Parent or the Surviving Corporation, in its sole discretion, pending payment thereof by the Paying Agent to the holders of the Shares. Earnings from such investments shall be the sole and exclusive property of Parent and the Surviving Corporation, and no part of such earnings shall accrue to the benefit of holders of Shares.

(b) Promptly after the Effective Time, the Paying Agent shall mail to each holder of record of Shares, whose Shares were converted pursuant to Section 2.1 into the right to receive the Merger Consideration (i) a customary letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates representing the Shares (the “Certificates”) shall pass, only upon delivery of the Certificates to the Paying Agent) and (ii) instructions for effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate and the Certificate so surrendered shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition precedent of payment that (x) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer, and (y) the Person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not required to be paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed after the Effective Time to represent only the right to receive the Merger Consideration, without interest thereon.

(c) At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

(d) At any time following six months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Paying Agent and not disbursed to holders of Certificates, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates, without any interest thereon. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

Section 2.3 Dissenting Shares. (a) Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has complied with Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses his or her right to appraisal. A holder of Dissenting Shares shall be entitled to receive payment of the appraised value of such Shares held by him or her in accordance with Section 262 of the DGCL, unless, after the Effective Time, such holder fails to perfect or withdraws or loses his or her right to appraisal, in which case such Shares shall be converted into and represent only the right to receive the Merger Consideration, without interest thereon, upon surrender of the Certificate or Certificates representing such Shares pursuant to Section 2.2.

(b) The Company shall give Parent (i) prompt notice of any written demands for appraisal of any Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. Except with the prior written consent of Parent, the Company shall not make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for appraisal.

Section 2.4 Company Equity Plans.

(a) Prior to the Effective Time, the Company shall have taken all necessary actions so that, at the Effective Time, each unexpired and unexercised stock option under the DMI Furniture, Inc. 1993 Long Term Incentive Stock Plan for Employees, the DMI Furniture, Inc. 1998 Stock Plan for Independent Directors, or the DMI Furniture, Inc. Nonemployee Directors Stock Option Program (collectively, the “Option Plans”), or otherwise granted by the Company outside of the Option Plans (collectively, the “Options”) other than any Option identified on Section 2.4(a) of the Company Disclosure Schedule, will be assumed by Parent in accordance with the existing terms of such Options and any applicable Option Plan as of the Effective Time as hereinafter provided. At the Effective Time, without further action on the part of the Company or the holder of such Option, each Option assumed by Parent will be automatically converted into an option (the “New Parent Option”) to purchase common stock, par value $1.00 per share, of Parent (the “Parent Common Shares”). With respect to each such New Parent Option (i) the number of Parent Common Shares subject to such New Parent Option will be determined by multiplying the number of Shares subject to such Option immediately prior to the Effective Time by the Option Exchange Ratio, and rounding any fractional share down to the nearest whole share, and (ii) the per share exercise price of such New Parent Option will be determined by dividing the exercise price per share specified in such Option by the Option Exchange Ratio, and rounding the exercise price thus determined up to the nearest whole cent, provided, however, that in the case of any such Option to which Section 422 of the Code applies, the adjustments provided for in this Section shall be effected in a manner consistent with the requirements of Section 424(a) of the Code. Such New Parent Option shall otherwise be subject to the same terms and conditions as such Option. At the Effective Time, (i) all references in the Option Plans, the applicable stock option or other award agreements issued thereunder and in any other Options to the Company shall be deemed to refer to Parent; and (ii) Parent shall assume the Option Plans and all of the Company’s obligations with respect to such Options, subject to this Section 2.4. The “Option Exchange Ratio” shall mean the Offer Price divided by the average of the closing price per Parent Common Share as reported in The Wall Street Journal for each of the ten consecutive trading days in the period ending (and inclusive of ) the date that is five trading days prior to the Effective Time.

(b) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of Parent Common Shares for delivery pursuant to the terms set forth in this Section 2.4.

(c) On or before the Closing Date, Parent shall file with the Securities and Exchange Commission a registration statement on an appropriate form or a post-effective amendment to a previously filed registration statement under the Securities Act of 1933, as amended (the “Securities Act”), with respect to Parent Common Shares subject to New Parent Options, and shall use its reasonable best efforts to maintain the current status of the prospectus contained therein, as well as comply with any applicable state securities or “blue sky” laws, for so long as New Parent Options remain outstanding.

(d) Prior to the Effective Time, Parent and the Company shall use all reasonable efforts to approve in advance in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act and the Skadden, Arps, Slate, Meagher & Flom LLP SEC No-Action Letter (January 12, 1999) any dispositions of Shares (including derivative securities with respect to Shares) to or acquisitions of Parent Common Shares (including derivative securities with respect to Parent Common Shares) resulting from the transactions contemplated by this Agreement by each officer or director of the Company who is subject to Section 16 of the Exchange Act (or who will become subject to Section 16 of the Exchange Act as a result of the transactions contemplated hereby) with respect to equity securities of Parent or the Company.

(e) Prior to the Effective Time, the Company shall have taken all necessary actions so that at the Effective Time, (i) all amounts credited to any participant under the DMI Furniture, Inc. Stock Compensation and Deferral Plan for Outside Directors (the “Director Deferral Plan”) shall be paid in cash to the participant, (ii) all liabilities under the Director Deferral Plan shall have been extinguished, and (iii) the Director Deferral Plan shall have been terminated and made of no further force or effect.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in a schedule delivered to Parent prior to the execution of this Agreement (the “Company Disclosure Schedule”), the Company

represents and warrants to Parent and the Purchaser as set forth below. Each exception set forth in the Company Disclosure Schedule is identified by reference to, or has been grouped under a heading referring to, a specific individual section or subsection of this Agreement and relates only to such section or subsection; provided, however, that the inclusion of any item referenced in one section of the Company Disclosure Schedule shall be deemed to refer to any other section of the Company Disclosure Schedule, whether or not an explicit cross-reference appears, if the applicability of such item to the other section is readily apparent.

Section 3.1 Organization. (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority and all necessary governmental licenses, authorizations, permits, consents and approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority, or governmental licenses, authorizations, permits, consents or approvals could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. As used in this Agreement, “Company Material Adverse Change” or “Company Material Adverse Effect” means any change, development, condition or circumstance having a material adverse effect on (i) the assets, business, operations, results of operations, liabilities, or financial condition of the Company and the Company Subsidiaries, taken as a whole, or (ii) the ability of the Company to perform its obligations under this agreement or consummate each of the Transactions.

(b) The Company is duly qualified or licensed to do business and in good standing in each jurisdiction where such qualification or licensing is necessary, except where the failure to be so qualified or licensed or in good standing could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.2 Subsidiaries and Affiliates. (a) Section 3.2(a) of the Company Disclosure Schedule sets forth the name, jurisdiction of incorporation or organization and authorized and outstanding capital of each Company Subsidiary. Other than with respect to the Company Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other equity securities of any Person or have any direct or indirect equity or ownership interest in any business. Except as set forth in Section 3.2(a) of the Company Disclosure Schedule, all of the outstanding capital stock (or similar equity interests) of each Company Subsidiary is

(or are) owned directly or indirectly by the Company or other Company Subsidiaries free and clear of all liens, charges, security interests, options, claims, mortgages, pledges, or other encumbrances and restrictions of any nature whatsoever (“Encumbrances”), and is (or are) validly issued, fully paid and nonassessable. As used in this Agreement: the term “Company Subsidiary” means each Person which is a Subsidiary of the Company; the term “Subsidiary” means with respect to any party, any corporation, partnership, limited liability company or other organization or entity, whether incorporated or unincorporated, of which (i) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries or (ii) such party or any other Subsidiary of such party is a general partner (excluding any such partnership where such party or any Subsidiary of such party does not have a majority of the voting interest in such partnership); and the term “Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

(b) Each Company Subsidiary (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, (ii) has full power and authority and all necessary governmental licenses, authorizations, permits, consents and approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, and (iii) is duly qualified or licensed to do business and in good standing in each jurisdiction where such qualification or license is necessary, except where the failure to have such licenses, authorizations, permits, consents or approvals, and the failure to be so duly qualified or licensed and in good standing could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company has heretofore delivered to Parent complete and correct copies of the Certificate of Incorporation and Bylaws (or similar organizational documents) of the Company and each Company Subsidiary as presently in effect.

Section 3.3 Capitalization. (a) The authorized capital stock of the Company consists of (i) 9,600,000 Shares and (ii) 2,000,000 shares of preferred stock, par value $10.00 per share (the “Preferred Stock”). As of the date hereof, (i) 4,298,786 Shares are issued and outstanding, (ii) no shares of Preferred Stock are issued and outstanding, (iii) no Shares are issued and held in the treasury of the Company, and (iv) a total of 811,101 Shares are reserved for issuance upon the exercise of outstanding Options. All of the outstanding shares of the Company’s capital stock are, and all Shares which may be issued pursuant to the exercise of outstanding Options will be, duly authorized, validly issued, fully paid and non-assessable. There is no indebtedness having general voting rights (or convertible into securities having such rights) (“Voting Debt”) of the Company or any Company Subsidiary issued and outstanding. Except as disclosed in this Section 3.3 or as set forth in Section 3.3(a) of the Company Disclosure Schedule, (i) there are no existing options, warrants, calls, pre-emptive rights, subscriptions or other rights, agreements, arrangements, understandings or commitments of any kind relating to the issued or unissued capital stock of, or other equity interests in, the Company or any Company Subsidiary obligating the Company or any Company Subsidiary to issue, transfer, register or sell or cause to be issued, transferred, registered or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Company or any Company Subsidiary or securities convertible into or exchangeable for such shares or equity interests or other securities, or obligating the Company or any Company Subsidiary to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement, understanding or commitment, and (ii) there are no outstanding agreements, arrangements, understandings or commitments of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Shares or the capital stock of the Company or any capital stock or other equity interests in any Company Subsidiary or any Person or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Company Subsidiary or any Person. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company or any Company Subsidiary.

(b) Section 3.3(b) of the Company Disclosure Schedule sets forth, with respect to each Option outstanding as of August 12, 2003, the number of Shares issuable therefor, and the purchase price payable therefor upon the exercise of each such Option. Since August 12, 2003, the Company has not granted or issued any Options. All of the Options have been granted to employees or directors of the Company in the ordinary course of business consistent with past practice. Except as set forth in Section 3.3(b) of the Company Disclosure Schedule, all options granted under the Option Plans have been granted pursuant to option award agreements in substantially the form attached as an exhibit to Section 3.3(b) of the Company Disclosure Schedule.

(c) There are no voting trusts or other agreements or understandings to which the Company or any Company Subsidiary is a party with respect to the voting of the capital stock of the Company or any of the Company Subsidiaries.

Section 3.4 Authorization; Validity of Agreement; Company Action. The Company has the requisite corporate power and authority to execute and deliver this Agreement, and has the requisite corporate power and authority to perform the transactions provided for or contemplated by this Agreement, including, but not limited to, the Offer and the Merger (collectively, the “Transactions”). The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly and validly authorized by the Company Board of Directors, and no other corporate proceeding on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the Transactions other than, with respect to the Merger, the approval of the Merger and adoption of this Agreement by holders of a majority of the outstanding Shares, if such approval and adoption is required by law. This Agreement has been duly and validly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by Parent and the Purchaser, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other similar laws affecting enforcement of creditors’ rights generally (regardless of whether enforcement is considered in a proceeding at law or in equity).

Section 3.5 Board Approvals. The Special Committee, at a meeting duly called and held, has unanimously (i) determined that each of the Agreement, the Offer and the Merger, are advisable, fair to and in the best interests of the stockholders of the Company and (ii) voted to recommend to the Company Board of Directors that the Company Board of Directors approve this Agreement and the Transactions and recommend that the stockholders of the Company accept the Offer, tender their Shares to the Purchaser pursuant to the Offer, and approve and adopt this Agreement and the Merger, and none of the aforesaid actions by the Special Committee has been amended, rescinded or modified. The Company Board of Directors, at a meeting duly called and held, has unanimously (i) determined that each of the Agreement, the Offer and the Merger are advisable and fair to and in the best interests of the stockholders of the Company, (ii) duly and validly approved, adopted and declared advisable this Agreement and the Transactions and taken all other corporate action required to be taken by the Company Board of Directors to authorize the consummation of the Transactions, and (iii) resolved to recommend that the stockholders of the Company accept the Offer, tender their Shares to the Purchaser pursuant to the Offer, and approve and adopt this Agreement and the Merger, and none of the aforesaid actions by the Company Board of Directors has been amended, rescinded or modified. The action taken by the Company Board of Directors constitutes approval of the Transactions (including each of the Offer, the Merger and the Tender and Voting Agreements) by the Company Board of Directors under Section 203 of the DGCL, and no other state takeover statute or similar statute or regulation in any jurisdiction in which the Company or any Company Subsidiary does business is applicable to the Transactions (including each of the Offer, the Merger and the Tender and Voting Agreements).

Section 3.6 Required Vote. The affirmative vote of the holders of a majority of the outstanding Shares is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve the Merger and adopt this Agreement.

Section 3.7 Consents and Approvals; No Violations. None of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Transactions or compliance by the Company with any of the provisions of this Agreement will (i) assuming approval of the Merger and this Agreement by holders of a majority of the outstanding Shares, if required, conflict with or result in any breach of any provision of the Certificate of Incorporation, the Bylaws or similar organizational documents of the Company or any Company Subsidiary, (ii) require any filing by the Company with, or permit, authorization, consent or approval of, any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, foreign or domestic (a “Governmental Entity”) (except for (A) compliance with any applicable requirements of the Exchange Act, (B) any filings as may be required under the DGCL in connection with the Merger and (C) the filing with the SEC and the NASDAQ Stock Market of (1) the Schedule 14D-9 and (2) a Proxy Statement if stockholder approval of the Merger is required by law), (iii) assuming all of the required consents and approvals identified in Section 3.7 of the Company Disclosure Schedule are obtained, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, or result in the creation of any Encumbrance on the assets and properties of the Company or any Company Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, lien, indenture, lease, license, contract, agreement, arrangement or understanding or other instrument or obligation (each, a “Contract”) to which the

Company or any Company Subsidiary is a party or by which any of them or any of their respective properties or assets may be bound or (iv) assuming the Merger and this Agreement are approved by holders of a majority of the outstanding Shares, if required, and assuming all required consents and approvals identified in Section 3.7 of the Company Disclosure Schedule are obtained and all applicable filings identified in Section 3.7(ii) are made, violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any Company Subsidiary or any of their respective properties or assets, except in the case of clauses (ii) or (iii) where (x) any failure to obtain such permits, authorizations, consents or approvals, (y) any failure to make such filings, or (z) any such violations, breaches, defaults or Encumbrances could not, individually or in the aggregate, reasonably be expected to (I) have a Company Material Adverse Effect or (II) materially delay the consummation of the Transactions.

Section 3.8 Company SEC Documents and Financial Statements. Since September 2, 2000, the Company has timely filed with the SEC all forms, reports, schedules, statements, exhibits, and other documents required by it to be filed under the Exchange Act or the Securities Act (collectively, the “Company SEC Documents”). As of its filing date or, if amended, as of the date of the last such amendment, each Company SEC Document fully complied with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. As of its filing date or, if amended, as of the date of the last such amendment, each Company SEC Document filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. None of the Company Subsidiaries is required to file any forms, reports or other documents with the SEC. All of the audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company SEC Documents (collectively, the “Financial Statements”) (i) have been prepared from, are in accordance with and accurately reflect in all material respects the books and records of the Company and its consolidated Subsidiaries, (ii) fully comply in all material respects with the applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (iii) have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and except, in the case of the unaudited interim statements, as may be permitted under Form 10-Q of the Exchange Act) and (iv) fairly present in all material respects the consolidated financial position and the consolidated results of operations and cash flows (subject, in the case of unaudited interim financial statements, to normal and recurring year-end adjustments) of the Company and its consolidated Subsidiaries as of the times and for the periods referred to therein.

Section 3.9 Absence of Certain Changes. Except as specifically contemplated by this Agreement, since May 31, 2003, (a) the Company and each Company Subsidiary has conducted its respective business only in the ordinary course of business consistent with past practice, (b) neither the Company nor any Company Subsidiary has suffered any Company Material Adverse Change and no facts or circumstances have occurred that could, individually or in the aggregate, reasonably be expected to cause the Company to suffer any Company Material Adverse Change, and (c) neither the Company nor any Company Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.1.

Section 3.10 No Undisclosed Liabilities. Except (a) as disclosed in the Financial Statements filed prior to the date hereof and (b) for liabilities and obligations (i) incurred in the ordinary course of business consistent with past practice since August 31, 2002 or (ii) as could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary has incurred any liabilities or obligations of any nature, whether or not accrued, contingent, absolute or otherwise. As of August 12, 2003, except for any indebtedness related to the swap contracts entered into pursuant to that certain ISDA Master Agreement, dated October 1, 1998, between Bank One, N.A. and the Company (collectively, the “Swap Agreement”), the Company had outstanding indebtedness (on a consolidated basis) for borrowed money, indebtedness evidenced by notes, bonds, debentures or similar instruments, and capital lease obligations of $27,180,550.50. The Company had outstanding indebtedness (on a consolidated basis) related to the Swap Agreement of $ 423,975 as of July 31, 2003.

Section 3.11 Litigation; Orders. Except as set forth in Section 3.11 of the Company Disclosure Schedule, there is no suit, claim, action, proceeding, including, without limitation, arbitration proceeding or alternative dispute resolution proceeding, or investigation pending or, to the knowledge of the Company, threatened against, affecting or naming as a party thereto the Company or any Company Subsidiary that could, individually or in the aggregate, reasonably be expected to (i) have a Company Material Adverse Effect or (ii) materially delay the consummation of the Transactions; and the Company does not know of any valid basis for any such suit, claim, action or proceeding. Except as set forth in Section 3.11 of the Company Disclosure Schedule, no judgement, decree, injunction, rule or order of any Governmental Entity is outstanding against the Company or any Company Subsidiary or any of their respective properties or assets that could, individually or in the aggregate, reasonably be expected to (i) have a Company Material Adverse Effect or (ii) materially delay the consummation of the Transactions. The phrase “knowledge of the Company” and words of similar import shall mean actual knowledge after reasonable inquiry under the circumstances by any of the current serving directors of the Company, any of the Company’s executive officers (as defined in the Exchange Act) or any individual succeeding to the position of any of the foregoing directors or individuals.

Section 3.12 Employee Benefit Plans; ERISA.

(a) Section 3.12(a) of the Company Disclosure Schedule contains a true and complete list of each deferred compensation and each incentive compensation, equity compensation plan, “welfare” plan, fund or program (within the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)); “pension” plan, fund or program (within the meaning of section 3(2) of ERISA); each employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or by any trade or business, whether or not incorporated (an “ERISA Affiliate”), that together with the Company would be deemed a “single employer” within the meaning of section 4001(b) of ERISA, or to which the Company or an ERISA Affiliate is party, whether written or oral, for the benefit of any employee or former employee of the Company or any Company Subsidiary (the “Plans”).

(b) With respect to each Plan, the Company has heretofore delivered to Parent true and complete copies of the Plan and any amendments thereto (or if the Plan is not a written Plan, a description thereof), any related trust or other funding vehicle, any reports or summaries required under ERISA or the Code with respect to the three most recent years and the most recent determination letter received from the Internal Revenue Service with respect to each Plan intended to qualify under section 401 of the Internal Revenue Code of 1986, as amended (the “Code”).

(c) No liability under Title IV or section 302 of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists, to the Company’s knowledge, that presents a risk to the Company or any ERISA Affiliate of incurring any such liability, other than liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due). Insofar as the representation made in this Section 3.12(c) applies to section 4064, 4069 or 4204 of ERISA, it is made with respect to any employee benefit plan, program, agreement or arrangement subject to Title IV of ERISA to which the Company, any Company Subsidiary or any ERISA Affiliate made, or was required to make, contributions during the six-year period ending on the last day of the most recent plan year ended before the date of this Agreement. The Pension Benefit Guaranty Corporation has not instituted proceedings to terminate any Plan and, to the Company’s knowledge, no condition exists that presents a material risk that such proceedings will be instituted.

(d) Except as set forth in Section 3.12(d) of the Company Disclosure Schedule, with respect to each Plan which is subject to Title IV of ERISA (“Title IV Plan”), the present value of accrued benefits under such plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such plan’s actuary with respect to such plan did not exceed, as of its latest valuation date, the then current value of the assets of such plan allocable to such accrued benefits.

(e) No Plan is “multiemployer pension plan” within the meaning of section 3(37) of ERISA, and no Plan is described in Section 4063(a) of ERISA.

(f) No Title IV Plan or any trust established thereunder has incurred any “accumulated funding deficiency” (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each Title IV Plan ended prior to the Effective Time. All contributions required to be made with respect to any Plan on or prior to the Effective Time have been timely made, or have been reflected on the Financial Statements.

(g) Each Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Code.

(h) Each Plan intended to be “qualified” within the meaning of section 401(a) of the Code is so qualified and the trusts maintained thereunder are exempt from taxation under section 501(a) of the Code.

(i) Except as set forth in Section 3.12(i) of the Company Disclosure Schedule, no Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Subsidiary for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law, (ii) death benefits under any “pension plan,” or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary).

(j) No amounts payable (individually or collectively and whether in cash, capital stock of the Company or other property) under any of the Plans or any other contract, agreement or arrangement with respect to which the Company or any Company Subsidiary may have any liability could fail to be deductible for federal income tax purposes by virtue of section 162(m) or section 280G of the Code or, to the knowledge of the Company, section 162(a) of the Code.

(k) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee or officer of the Company or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer.

(l) There are no pending, or, to the knowledge of the Company, threatened or anticipated claims by or on behalf of any Plan, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits).

(m) None of the Company, any Company Subsidiary, any ERISA Affiliate, any of the Plans, any trust created thereunder, nor to the Company’s knowledge, any trustee or administrator thereof has engaged in a transaction or has taken or failed to take any action in connection with which the Company, any

Company Subsidiary or any ERISA Affiliate could be subject to any material liability for either a civil penalty assessed pursuant to section 409 or 502(i) of ERISA or a tax imposed pursuant to section 4975, 4976 or 4980B of the Code.

(n) Neither the Company nor any ERISA Affiliate is a party to any agreement or understanding, whether written or unwritten, with the Pension Benefit Guaranty Corporation, the Internal Revenue Service, the Department of Labor or the Centers for Medicare & Medicaid Services. No representations or communications, oral or written, with respect to the participation, eligibility for benefits, vesting, benefit accrual or coverage under any Plan have been made to employees, directors or agents (or any of their representatives or beneficiaries) of the Company or any Company Subsidiary which are not in accordance with the terms and conditions of the Plans.

(o) No “leased employee,” as that term is defined in section 414(n) of the Code, performs services for the Company or any ERISA Affiliate. The Company and each Company Subsidiary have at all times been in material compliance with applicable law regarding the classification of employees and independent contractors.

Section 3.13 Taxes.

(a) The Company and all Company Subsidiaries (i) have duly filed (or there have been filed on their behalf) with the appropriate Tax Authorities all material income and other material Tax Returns required to be filed by them, and all such Tax Returns are true, correct and complete in all material respects, and (ii) have duly and timely paid in full (or there has been paid on their behalf), or (in the case of any Taxes that are being contested in good faith by appropriate proceedings) have established reserves (in accordance with GAAP) as reflected on the Financial Statements, all income and other material Taxes that are due and payable and for which they are liable.

(b) There are no liens for Taxes upon any property or assets of the Company or any Company Subsidiary, except for liens for Taxes not yet due or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Financial Statements in accordance with GAAP.

(c) No material federal, state, local or foreign Audits are pending with regard to any income or other material Taxes or any income or other material Tax Returns of the Company or any Company Subsidiary and to the knowledge of the Company and the Company Subsidiaries no such Audit is threatened.

(d) The federal income Tax Returns of the Company and the Company Subsidiaries have been examined by the applicable Tax Authorities (or the applicable statutes of limitation for the assessment of federal income Taxes for such periods have expired) for all periods through and including the taxable year ended September 2, 1999, and as of the date hereof no material adjustments have been asserted as a result of such examinations which have not been (x) resolved and fully paid, or (y) reserved on the Financial Statements in accordance with GAAP. None of the Company or any Company Subsidiary has granted any request, agreement, consent or waiver to extend the statutory period of limitations applicable to the assessment of any Tax with respect to any Tax Return of the Company or any Company Subsidiary.

(e) Neither the Company nor any Company Subsidiary is a party to any written or oral contract, agreement or arrangement providing for the allocation, indemnification, or sharing of Taxes.

(f) Neither the Company nor any Company Subsidiary (x) has been a member of any “affiliated group” (as defined in section 1504(a) of the Code) other than the affiliated group of which Company is the “parent;” (y) is subject to Treasury Regulation section 1.1502-6 (or any similar provision under foreign, state, or local law) for any period other than in connection with the affiliated group of which the Company is the “parent;” or (z) has any liability for Taxes of any Person (other than the Company and the Company Subsidiaries) under Treasury Regulation section 1.1502-6 or any similar provision of state, local or foreign law, as a transferee or successor, by contract, operation of law or otherwise.

(g) The Company is not and has not been a “United States real property holding corporation” (as defined in section 897(c)(2) of the Code) during the applicable period specified in section 897(c)(1)(A)(ii) of the Code, and the Shares are “regularly traded on an established securities market” for purposes of section 1445(b)(6) of the Code and Treasury Regulation section 1.1445-2(c)(2).

(h) As used in this Agreement, “Audit” means any audit, assessment, or other examination relating to Taxes by any Tax Authority or any judicial or administrative proceedings relating to Taxes. “Tax” or “Taxes” means all federal, state, local, and foreign taxes, and other duties or assessments of a similar nature (whether imposed directly or through withholding and including all estimated payments of such taxes, duties or assessments), including any interest, additions to tax, or penalties applicable thereto, imposed by any Tax Authority. “Tax Authority” means the Internal Revenue Service and any other domestic or foreign governmental authority responsible for the administration of any Taxes. “Tax Returns” mean all federal, state, local, and foreign tax returns, declarations, statements, reports, schedules, forms, documents and information returns (and any amendments thereto) that are filed or required to be filed with any Tax Authority.

Section 3.14 Contracts. Except as set forth in Section 3.14 of the Company Disclosure Schedule, and except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other similar laws affecting enforcement of creditors’ rights generally (regardless of whether enforcement is considered in a proceeding at law or in equity), each Contract to which the Company or any Company Subsidiary is a party or by which any of them or any of their respective properties or assets may be bound is valid, binding and enforceable and is in full force and effect, except where any failure to be valid, binding and enforceable and in full force and effect could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and there are no defaults or breaches thereunder by the Company or any Company Subsidiary, or to the Company’s knowledge, any other party thereto, and, to the Company’s knowledge, no event has occurred which, with the passage of time or the giving of notice or both, could reasonably be expected to result in such a default or breach, except for those breaches and defaults that could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Schedule 3.14 or as disclosed in the Company SEC Documents filed on or after November 7, 2002 and prior to the date hereof, neither the Company nor any Company Subsidiary is a party to, and none of their respective properties or assets are bound by, (i) any Contract required to be disclosed pursuant to Items 404 or 601 of Regulation S-K of the SEC, or (ii) any Contract containing covenants which limit the ability of the Company or any Company Subsidiary to compete in any line of business or which restrict the geographic area in which, or method by which, the Company or any Company Subsidiary may carry on its business.

Section 3.15 Real and Personal Property. Each of the Company and the Company Subsidiaries has good title to, or valid leasehold interests in, all its properties and assets, free and clear of all Encumbrances, except for Encumbrances that could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries enjoys peaceful and undisturbed possession under all real property leases to which it is a party, except as could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.16 Intellectual Property.

(a) Except as could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(i) the Company and each Company Subsidiary own or have the right to use all Company Intellectual Property used in the Company’s business as presently conducted;

(ii) the conduct of the Company’s and each Company Subsidiary’s business and the use of the Company Intellectual Property in connection therewith does not infringe, misappropriate, or otherwise violate any intellectual property rights or any other proprietary right of any third party, and neither the Company nor any Company Subsidiary has received notice alleging any infringement, misappropriation, or other violation by the Company or any Company Subsidiary of any such rights of any third party;

(iii) (w) the Company Intellectual Property owned by the Company or any Company Subsidiary is valid, subsisting, and in full force and effect, (x) record ownership of the Company Intellectual Property owned by the Company or any Company Subsidiary is up-to-date, (y) registrations and applications for Company Intellectual Property owned by the Company or any Company Subsidiary have been duly maintained, are subsisting, in full force and effect, and have not been cancelled, expired, or abandoned; and (z) there are no pending or, to the knowledge of the Company, threatened challenges to the validity of any Company Intellectual Property owned by the Company or any Company Subsidiary; and

(iv) the Company and each Company Subsidiary has taken reasonable steps to preserve the confidentiality of its trade secrets, its confidential, proprietary manufacturing processes, formulas, recipes, and other confidential, proprietary information.

(b) Neither the Company nor any Company Subsidiary has received written notice of or has knowledge that any third party is infringing upon, misappropriating, or otherwise violating any Company Intellectual Property rights owned by the Company or any Company Subsidiary.

(c) The consummation of the transactions contemplated herein will not alter or impair the Company’s or any Company Subsidiary’s rights to own or use any Company Intellectual Property.

(d) As used in this Agreement, “Company Intellectual Property” means all of the following which are used to conduct the business of the Company or any Company Subsidiary as presently conducted: (i) all copyrights, including without limitation moral rights and rights of attribution and integrity, copyrights in software and in the content contained on any Internet site, and registrations and applications for any of the foregoing; (ii) all patents and industrial designs, including without limitation any continuations, divisionals, continuations-in-part, renewals, reissues and applications for any of the foregoing; (iii) all rights of publicity and privacy, including but not limited to the use of the names, likenesses, voices, signatures, biographical information, persona and other recognizable aspects of real persons; (iv) all computer programs (whether in source code or object code form), databases, compilations and data, and all documentation related to any of the foregoing; (v) all trademarks, service marks, trade names, domain names, designs, logos, emblems, signs or insignia, slogans, other similar designations of source or origin and general intangibles of like nature, together with the goodwill of the business symbolized by any of the foregoing, registrations and applications relating to any of the foregoing; and (vi) all trade secrets (as defined under applicable law) including without limitation trade secrets of the following nature: financing and marketing information, technology, know-how, inventions, proprietary processes, formulae, algorithms, models and methodologies.

Section 3.17 Labor Matters.

(a) The Company and each Company Subsidiary are neither party to, nor bound by, any labor or collective bargaining agreement or any other agreement with a labor union and there are no labor or collective bargaining agreements that pertain to any of the employees of the Company or any Company Subsidiary, nor are any such employees represented by any labor organization with respect to such employment. The Company and each Company Subsidiary has good labor relations and there are no controversies, grievances, or arbitrations pending, or to the knowledge of the Company, threatened between the Company or any Company Subsidiary, on the one hand, and any of their respective employees, on the other hand, which could, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. No labor organization or group of employees of the Company or any Company Subsidiary has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. The Company does not know of any labor union organizing activities with respect to any employees of the Company or any Company Subsidiary into one or more collective bargaining units.

(b) The Company and all Company Subsidiaries are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, health and safety, and wages and hours, including, without limitation, the Immigration Reform and Control Act, the Worker Adjustment and Retraining Notification Act, all laws respecting employment discrimination, disability rights or benefits, equal opportunity, plant closure issues, affirmative action, workers’ compensation, employee benefits, severance payments, labor relations, employee leave issues, wage and hour standards, occupational safety and health requirements, unemployment insurance and related matters, and the collection and payment of withholding or social security taxes and any similar tax, and neither Company nor any Company Subsidiary are engaged in any unfair labor practice except, with respect to all of the foregoing, for any noncompliance or practices that could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary are delinquent in payments to any employees of the Company or any Company Subsidiary for any services or amounts required to be reimbursed or otherwise paid to such employees.

(c) Neither the Company, nor any Company Subsidiary, nor any of their respective employees, agents or representatives has committed a material unfair labor practice as defined in the National Labor Relations Act and there is no material unfair labor practice complaint or other allegation of labor law violation against the Company or any Company Subsidiary pending before the National Labor Relations Board or any other Governmental Entity.

(d) Since September 2, 2000, there has been no and there is no actual or, to the Company’s knowledge, threatened labor dispute, strike, lockout slowdown or work stoppage against the Company or any Company Subsidiary.

(e) Except for such matters as could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither Company nor any Company Subsidiary has received written notice of any actual or threatened investigation, charge or complaint against Company or any Company Subsidiary with respect to employees pending before the Equal Employment Opportunity Commission or any other Governmental Entity regarding an unlawful employment practice.

(f) The Company and each of its Subsidiaries is and has been in compliance with all notice and other requirements under the Workers’ Adjustment and Retraining Notification Act and any similar state, local or foreign law.

(g) To the Company’s knowledge, no employee of the Company or any Company Subsidiary is in any respect in violation of any term of any employment contract, non-disclosure agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any Company Subsidiary because of the nature of the business conducted or presently proposed to be conducted by the Company or any Company Subsidiary or to the use of trade secrets or proprietary information of others.

Section 3.18 Compliance with Laws. Except as could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) the Company and the Company Subsidiaries have complied in a timely manner with all laws, rules and regulations, ordinances, judgments, decrees, orders, writs and injunctions of all Governmental Entities which affect the business, properties or assets of the Company or the Company Subsidiaries, (b) no written notice, charge, claim, action or assertion has been received by the Company or any Company Subsidiary or has been filed, commenced or, to the Company’s knowledge, threatened against the Company or any Company Subsidiary alleging any violation of any of the foregoing, (c) all licenses, permits and approvals required under such laws, rules and regulations are in full force and effect and (d) there is no action, proceeding or investigation pending or, to the knowledge of the Company, threatened regarding the suspension, revocation or cancellation of any such licenses, permits and approvals.

Section 3.19 Condition of Assets. All of the property, plant and equipment of the Company and each Company Subsidiary has in all material respects been maintained in reasonable operating condition and repair, ordinary wear and tear excepted, and is in all material respects sufficient to permit the Company and each Company Subsidiary to conduct their operations in the ordinary course of business in a manner consistent with their past practices.

Section 3.20 Customers and Suppliers. Since May 31, 2003, there has been no termination, cancellation or material curtailment of the business relationship of the Company or any Company Subsidiary with any material customer or supplier or group of affiliated customers or suppliers nor has any material customer, supplier or group of affiliated customers or suppliers indicated an intent to so terminate, cancel or materially curtail its business relationship with the Company or any Company Subsidiary.

Section 3.21 Environmental Matters.

(a) Except as could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(i) the Company and each Company Subsidiary has been and is in compliance with all applicable Environmental Laws;

(ii) there is no pending or, to the Company’s knowledge, threatened claim, lawsuit, or administrative proceeding against the Company or any Company Subsidiary, under or pursuant to any Environmental Law;

(iii) to the Company’s knowledge, with respect to the real property that is currently owned, leased or operated by the Company or any Company Subsidiary, there have been no spills, discharges or releases (as such term is defined by the Comprehensive Environmental Response, Compensation and Liability Act, 42, U.S.C. 9601, et seq.) of Hazardous

Substances or any other contaminant or pollutant on or underneath any of such real property;

(iv) to the Company’s knowledge, with respect to real property that was formerly owned, leased or operated by the Company or any Company Subsidiary or any of their predecessors in interest, there were no spills, discharges or releases (as such term is defined by the Comprehensive Environmental Response, Compensation and Liability Act, 42, U.S.C. 9601, et seq.) of Hazardous Substances or any other contaminant or pollutant on or underneath any of such real property during or prior to the Company’s or any Company Subsidiary’s ownership or operation of such real property; and

(v) to the Company’s knowledge, neither the Company nor any Company Subsidiary has disposed or arranged for the disposal of Hazardous Substances (or any waste or substance containing Hazardous Substances) at any location that: (x) is listed on the Federal National Priorities List (“NPL”) or identified on the Comprehensive Environmental Response, Compensation, and Liability Information System (“CERCLIS”), each established pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42, U.S.C. 9601, et seq.; (y) is listed on any state or foreign list of hazardous waste sites that is analogous to the NPL or CERCLIS; or (z) has been subject to environmental investigation or remediation.

(b) Neither the Company nor any Company Subsidiary has received written notice from any Person, including, but not limited to, any Governmental Entity, alleging that the Company or any Company Subsidiary has been or is in violation or potentially in violation of any applicable Environmental Law or otherwise may be liable under any applicable Environmental Law. Neither the Company nor any Company Subsidiary has received any request for information from any Person, including but not limited to any Governmental Entity, related to liability under or compliance with any applicable Environmental Law.

(c) There is no Environmental Claim pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary or, to the knowledge of the Company, against any Person whose liability for any Environmental Claim the Company or any Company Subsidiary has retained or assumed either contractually or by operation of law and there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Hazardous Substance that could form the basis of any Environmental Claim against the Company or any Company Subsidiary or, to the knowledge of the Company, against any Person whose liability for any Environmental Claim the Company or any Company Subsidiary has retained or assumed whether contractually or by operation of law.

(d) Neither the Company nor any Company Subsidiary has entered into any written agreement or incurred any legal or monetary obligation that may require them to pay to, reimburse, guarantee, pledge, defend, indemnify or hold harmless any Person from or against any liabilities or costs arising out of or related to the generation, manufacture, use, transportation or disposal of Hazardous Substances, or otherwise arising in connection with or under Environmental Laws, other than in each case exceptions which could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(e) The following terms shall have the following meanings for the purposes of this Agreement:

(i) “Environmental Laws” shall mean all foreign, Federal, state and local laws, regulations, rules and ordinances relating to pollution or protection of the environment or human health and safety, including, without limitation, laws relating to releases or threatened releases of Hazardous Substances into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, release, transport or handling of Hazardous Substances; all laws and regulations with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances; all laws relating to endangered or threatened species of fish, wildlife and plants and the management or use of natural resources; and common law to the extent it relates to or applies to exposure to or impact of Hazardous Substances on persons or property.

(ii) “Environmental Claim” shall mean any claim, action, cause of action, investigation or notice (written or oral) by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (a) the presence, or release into the environment, of an Hazardous Substance at any location, whether or not owned or operated by the Company or any Company Subsidiary or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

(iii) “Hazardous Substances” shall mean (a) any petrochemical or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants” or “pollutants” or words of similar meaning and regulatory effect; or (c) any other chemical, material or substance, exposure to which is prohibited, limited, or regulated by any applicable Environmental Law.

Section 3.22 Insurance. All insurance policies of the Company and the Company Subsidiaries are in full force and effect, all premiums thereunder have been paid and the Company and the Company Subsidiaries are otherwise in compliance in all material respects with the terms and provisions of such policies. To the Company’s knowledge, all such insurance policies cover risks of the nature normally insured against by entities in the same or similar lines of business in coverage amounts typically and reasonably carried by such entities. Furthermore, (a) neither the Company nor any Company Subsidiary has received any notice of cancellation or non-renewal of any such policy or arrangement nor is the termination of any such policies or arrangements threatened, (b) there is no claim pending under any of such policies or arrangements as to which coverage has been questioned, denied or disputed by the underwriters of such policies or arrangements, (c) neither the Company nor any Company Subsidiary has received any notice from any of its insurance carriers that any insurance premiums will be increased in the future or that any insurance coverage presently provided for will not be available to the Company or any Company Subsidiary in the future on substantially the same terms as now in effect and (d) none of such policies or arrangements provides for any retrospective premium adjustment, experienced-based liability or loss sharing arrangement affecting the Company or any Company Subsidiary.

Section 3.23 Certain Business Practices. Neither the Company nor any Company Subsidiary, and no director, officer, agent or employee of the Company or any Company Subsidiary, has, to the Company’s knowledge (i) used any funds of the Company or any Company Subsidiary for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, on behalf of the Company or any Company Subsidiary or (iii) made any other unlawful payment on behalf of the Company or any Company Subsidiary.

Section 3.24 Schedule 14D-9 and the Proxy Statement; Information in the Offer Documents. The Schedule 14D-9 and the information supplied by the Company for inclusion in the Offer Documents, will not, at the respective times the Offer Documents and the Schedule 14D-9 or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to stockholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Proxy Statement, if any, will not, at the time that the Proxy Statement or any amendment or supplement thereto is first mailed to the stockholders of the Company, at the time of the meeting of the stockholders of the Company to be held in connection with the Merger and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements made in the Schedule 14D-9 and the Proxy Statement, if any, based on information furnished in writing by Parent or the Purchaser for inclusion therein. The Schedule 14D-9, and the Proxy Statement, if any, will comply in all material respects with the provisions of applicable federal securities laws.

Section 3.25 Opinion of Financial Advisor. The Company has received the written opinion of Mann, Armistead & Epperson, Ltd. (the “Company Financial Advisor”), dated August 12, 2003, to the effect that, as of such date, the consideration to be received in the Offer and the Merger by the Company’s stockholders is fair to the Company’s stockholders from a financial point of view, and a copy of such opinion has been delivered to Parent and the Purchaser. The

Company has been authorized by the Company Financial Advisor to permit the inclusion of such opinion in its entirety and a discussion of the Company Financial Advisor’s analysis in preparing such opinion in the Offer Documents, the Schedule 14D-9 and the Proxy Statement.

Section 3.26 Brokers. No broker, investment banker, financial advisor or other person, other than the Company Financial Advisor, the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Company or the Purchaser. True and correct copies of all agreements between the Company and the Company Financial Advisor, including, without limitation, any fee arrangements, are included in Section 3.26 of the Company Disclosure Schedule.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF PARENT AND THE PURCHASER

Parent and the Purchaser represent and warrant to the Company as follows:

Section 4.1 Organization. Each of Parent and the Purchaser is a corporation duly organized and validly existing and in good standing under the laws of the jurisdiction of its respective incorporation and has full corporate power and authority and all necessary governmental licenses, authorizations, permits, consents and approvals to own, lease and operate its properties and to carry on its business as is now being conducted, except where the failure to be so organized and existing and in good standing or to have such power, authority, and governmental licenses, authorizations, permits, consents and approvals would not, individually or in the aggregate, impair in any material respect the ability of each of Parent and the Purchaser, as the case may be, to perform its obligations under this Agreement, or prevent or materially delay the consummation of any of the Transactions.

Section 4.2 Authorization; Validity of Agreement; Necessary Action. Each of Parent and the Purchaser has full corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution, delivery and performance by Parent and the Purchaser of this Agreement and the consummation of the Transactions have been duly authorized by the boards of directors of each of Parent and the Purchaser, and by Parent as the sole stockholder of the Purchaser, and no other corporate authority or approval on the part of Parent or the Purchaser is necessary to authorize the execution and delivery by Parent and the Purchaser of this Agreement and the consummation of the Transactions. This Agreement has been duly and validly executed and delivered by Parent and the Purchaser and, assuming due and valid authorization, execution and delivery hereof by the Company, is the valid and binding obligation of each of Parent and the Purchaser enforceable against each of them in accordance with its terms.

Section 4.3 Consents and Approvals; No Violations. None of the execution, delivery or performance of this Agreement by Parent or the Purchaser, the consummation by Parent or the Purchaser of the Transactions, or compliance by Parent or the Purchaser with any of the provisions of this Agreement will (a) conflict with or result in any breach of any provision of the Certificate of Incorporation, the Bylaws or similar organizational documents of Parent or the Purchaser, (b) violate, conflict with or result in a breach of any provisions under any of the terms, conditions or provisions of any Contract to which Parent or the Purchaser is a party or by which either of them or any of their respective properties or assets may be bound, (c) require any material filing by Parent or the Purchaser with, or permit, authorization, consent or approval of, any Governmental Entity (except for (i) compliance with any applicable requirements of the Exchange Act and Securities Act, (ii) any filing pursuant to the DGCL, (iii) the filing with the SEC and the NASDAQ Stock Market of (A) the Schedule TO, (B) the Proxy Statement, if stockholder approval is required by law, and (C) such reports under Section 13(a) of the Exchange Act as may be required in connection with this Agreement and the Transactions, or (iv) such filings and approvals as may be required by any applicable state securities, blue sky or takeover laws), or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or Purchaser, or any of their respective properties or assets, except in the case of clauses (b) or (c) such violations, breaches or defaults which would not, individually or in the aggregate, impair in any material respect the ability of each of Parent and the Purchaser to perform its obligations under this Agreement, as the case may be, or prevent or materially delay the consummation of the Transactions.

Section 4.4 Offer Documents; Information in the Proxy Statement. The Offer Documents will not, at the time the Offer Documents are filed with the SEC or first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or the Purchaser with respect to information furnished by the Company for inclusion in the Offer Documents. None of the information supplied by Parent or the Purchaser in writing expressly for inclusion in the Proxy Statement will, at the time the Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, at the time of the meeting of stockholders Company to be held in connection with the Merger, and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. The Offer Documents will comply in all material respects with the provisions of applicable federal securities laws.

Section 4.5 Brokers. No broker, investment banker, financial advisor or other Person, other than Braydon Partners, LLC, the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or the Purchaser.

Section 4.6 Financing. Parent has sufficient funds to consummate the Transactions, including payment in full of the Offer Price for all Shares validly tendered into the Offer or outstanding at the Effective Time.

Section 4.7 Purchaser. The Purchaser was formed solely for the purpose of engaging in the Transactions, and the Purchaser has engaged in no business activity, has conducted no operations and has incurred no liability, other than in connection with the Transactions.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.1 Interim Operations of the Company. The Company covenants and agrees that, except as expressly contemplated or permitted by this Agreement or set forth in Section 5.1 of the Company Disclosure Schedule, after the date hereof, and prior to the earlier of (x) the termination of this Agreement in accordance with Article VIII and (y) the time the designees of Parent constitute a majority of the Company Board of Directors:

(a) the business of the Company and the Company Subsidiaries shall be conducted only in the ordinary course of business consistent with past practice, and each of the Company and the Company Subsidiaries shall use its reasonable best efforts to preserve its present business organization intact, to keep available the services of its current officers, employees and consultants, and to maintain reasonably good relations with customers, suppliers, employees, contractors, distributors and others having business dealings with it;

(b) neither the Company nor any Company Subsidiary shall, (i) directly or indirectly, except with respect to the Company, for the issuance of Shares upon the exercise of the Options outstanding on the date hereof pursuant to the terms of such Options, issue, sell, transfer, dispose of, encumber or pledge any shares of capital stock of the Company or any capital stock or other equity interests of any Company Subsidiary, securities convertible into or exchangeable for, or options, warrants or rights of any kind to acquire any shares of such capital stock or other equity interests or any other ownership interest; (ii) amend or otherwise change its Certificate of Incorporation or Bylaws or similar organizational documents; (iii) split, combine, reclassify, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock or other equity interests; or (iv) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock;

(c) neither the Company nor any Company Subsidiary will (i) incur or assume indebtedness (which shall not include trade payables) (except for indebtedness for working capital incurred under the revolving portion of Company’s existing credit facility in the ordinary course of business with the aggregate amount of such indebtedness not to exceed $26,500,000 at any one time) or issue any debt securities; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person (other than a Company Subsidiary); (iii) make any loans, advances or capital contributions to, or investments in, any other Person (other than the Company or any Company Subsidiary); (iv) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any equity interest therein; (v) transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any of its material assets or properties, other than in the ordinary course of business consistent with past practice;

(d) neither the Company nor any Company Subsidiary shall (i) change the compensation or benefits payable or to become payable to any of its officers, directors, employees agents or consultants (other than as required by any collective bargaining agreement); (ii) enter into or amend any employment, severance, consulting, termination or other agreement related to employment or employee benefit plan (except as required by law); or (iii) make any loans to any of its officers, directors, employees, agents, consultants or affiliates or change its existing borrowing or lending arrangements for or on behalf of any of such persons pursuant to an employee benefit plan or otherwise;

(e) neither the Company nor any Company Subsidiary shall (i) pay or arrange for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan, agreement or arrangement to any officer, director, employee or affiliate or pay or make any arrangement for payment to any officers, directors, employees or affiliates of the Company of any amount relating to unused vacation days, except payments and accruals made in the ordinary course of business consistent with past practice; (ii) except as may be required pursuant to the terms of a Plan or agreement as in effect as of the date of this Agreement, adopt or pay, grant, issue, accelerate or accrue salary or other payments or benefits pursuant to any pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or any employment or consulting agreement with or for the benefit of any director, officer or employee, whether past or present, or (iii) amend in any material respect any such existing Plan, agreement or arrangement;

(f) neither the Company nor any Company Subsidiary will, (i) modify or amend in any material respect or terminate any material Contract to which the Company or any Company Subsidiary is a party or by which any of them or any of their respective properties or assets may be bound; (ii) waive, release or assign any material rights or claims under any of such material Contracts; or (iii) enter into any material Contract;

(g) neither the Company nor any Company Subsidiary will (i) change any of the accounting methods used by it except for such changes required by GAAP, (ii) make any Tax election or change any Tax election already made, adopt any Tax accounting method, (iii) change any Tax accounting method, enter into any closing agreement or (iv) settle any claim or assessment relating to Taxes or consent to any claim or assessment relating to Taxes or any waiver of the statute of limitations for any such claim or assessment;

(h) neither the Company nor any Company Subsidiary will pay, discharge or satisfy any claims, liabilities or obligations (whether absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations, in the ordinary course of business consistent with past practice, or of claims, liabilities or obligations reflected or reserved against in the Financial Statements of the Company for the period ended May 31, 2003 or incurred since May 31, 2003 in the ordinary course of business consistent with past practice;

(i) neither the Company nor any Company Subsidiary will (i) settle or commence any action, suit, claim, litigation or other proceeding involving an amount in excess of $50,000 or, in the aggregate, an amount in excess of $250,000 or (ii) enter into any consent decree, injunction or other similar restraint or form of equitable relief in settlement of any action, suit, claim, litigation or other proceeding;

(j) neither the Company nor any Company Subsidiary will adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary (other than, with respect to the Company, the Merger);

(k) neither the Company nor any Company Subsidiary will take any action that would reasonably be expected to result in any of the conditions to the Merger set forth in Article VII or any of the conditions to the Offer set forth in Annex I not being satisfied or that would reasonably be expected to materially delay the consummation of, or materially impair the ability of the Company to consummate, the Transactions in accordance with the terms hereof;

(l) neither the Company nor any Company Subsidiary shall make any capital expenditure which (i) exceeds $30,000 in the aggregate for the remainder of the fiscal year 2003 or (ii) is not in all material respects in accordance with the annual budget for the fiscal year 2004, a true and correct copy of which is attached to Section 5.1(l) of the Company Disclosure Schedule; and

(m) neither the Company nor any Company Subsidiary will enter into any agreement, contract, commitment or arrangement to do any of the foregoing, or authorize, recommend, propose or announce an intention to do any of the foregoing.

Section 5.2 No Solicitation.

(a) The Company agrees that it shall immediately cease and cause to be terminated all existing discussions, negotiations and communications with any Persons with respect to any tender or exchange offer involving the Company, any proposal for a merger, consolidation or other business combination involving the Company, any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the business or assets of, the Company, any proposal or offer with respect to any recapitalization or restructuring with respect to the Company or any proposal or offer with respect to any other transaction similar to any of the foregoing with respect to the Company other than the Transactions contemplated by this Agreement (each an “Acquisition Proposal”). Except as provided in Section 5.2(b), from the date of this Agreement until the earlier of the Effective Time, the termination of this Agreement and the time at which directors designated by Parent and/or the Purchaser constitute a majority of the directors on the Company Board of Directors, the Company shall not and shall not authorize or permit its officers, directors, employees, investment bankers, attorneys, accountants or other agents (collectively, “Representatives”) to directly or indirectly (i) initiate, solicit or encourage, or take any action to facilitate the making of, any offer or proposal which constitutes or is reasonably likely to lead to any Acquisition Proposal, (ii) enter into any agreement with respect to any Acquisition Proposal, or (iii) in the event of an unsolicited Acquisition Proposal for the Company, engage in negotiations or discussions with, or provide any information or data to, any Person (other than Parent or any of its affiliates or representatives) relating to any Acquisition Proposal. The Company shall promptly notify Parent if any proposals are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with the Company or its Representatives, in each case, in connection with an Acquisition Proposal or the possibility or consideration of making an Acquisition Proposal, which notice shall identify the name of the Person making such proposal or request or seeking such negotiations or discussions, the material terms and conditions of any offer or proposal and any subsequent changes to such terms and conditions. Any violation of this Section 5.2 by any of the Company’s Representatives (other than violations that relate to the delivery of notice and are not material), whether or not such Representative is so authorized and whether or not such Representative is purporting to act on behalf of the Company or otherwise, shall be deemed to be a material breach of this Agreement by the Company.

(b) Notwithstanding the foregoing, prior to the acceptance of Shares pursuant to the Offer, the Company may furnish information concerning its business, properties or assets to any Person pursuant to a confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement, dated December 5, 2002 and the Confidentiality Agreement, dated May 14, 2003, entered into between Parent and the Company (together, the “Confidentiality Agreements”) and may negotiate and participate in discussions and negotiations with such Person concerning an Acquisition Proposal if, but only if, (x) such Acquisition Proposal provides for consideration to be received by holders of all, but not less than all, of the issued and outstanding Shares and is reasonably likely to be consummated promptly; (y) such Person has on an unsolicited basis, and in the absence of any violation of this Section 5.2 by the Company or any of its Representatives, submitted a bona fide, written proposal to the Company relating to any such transaction which the Board of Directors determines in good faith, after receiving advice from the Company Financial Advisor or other recognized investment banking firm, involves consideration to the holders of the Shares that is superior to the consideration offered pursuant to the Offer and otherwise represents a superior transaction to the Offer and the Merger and which is not conditioned upon obtaining financing, and (z) in the good faith opinion of the Company Board of Directors, after consultation with outside legal counsel to the Company, providing such information or access or engaging in such discussions or negotiations is in the best interests of the Company and its stockholders and the failure to provide such information or access or to engage in such discussions or negotiations would cause the Company Board of Directors to violate its fiduciary duties to the Company’s stockholders under applicable law (an Acquisition Proposal which satisfies clauses (x), (y) and (z) being referred to herein as a “Superior Proposal”). The Company shall promptly, and in any event within one business day following its determination that an Acquisition Proposal is a Superior Proposal and prior to providing any such party with any material non-public information, notify Parent of the receipt of the same, which notice shall include the name of the Person making such Superior Proposal, the material terms and conditions of such Superior Proposal and any subsequent changes to such terms and conditions. The Company shall promptly provide to Parent any material non-public information regarding the Company provided to any other party which was not previously provided to Parent, such additional information to be provided no later than the date of provision of such information to such other party.

(c) Except as set forth herein, neither the Company Board of Directors nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Transactions, to Parent or to the Purchaser, the approval or recommendation by the Company Board of Directors of the Offer, this Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, prior to the time of acceptance for payment of Shares in the Offer, the Company Board of Directors may (subject to the terms of this and the following sentence) withdraw or modify its approval or recommendation of the Offer, this Agreement or the Merger, approve or recommend a Superior Proposal, or enter into an agreement with respect to a Superior Proposal (an “Acquisition Agreement”), in each case at any time after the fifth business day following the Company’s delivery to Parent of written notice advising Parent that the Company Board of Directors has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the Person making such Superior Proposal; provided, however, that the Company shall not enter into an Acquisition Agreement unless the Company complies with Section 5.2(d). Any such withdrawal, modification or change of the recommendation of the Company Board of Directors, the approval or recommendation or proposed approval or recommendation of any Superior Proposal or the entry by the Company into any Acquisition Agreement shall not change the approval of the Company Board of Directors for purposes of causing any state takeover statute or other state law to be applicable to the Transactions (including each of the Offer, the Merger and the Tender and Voting Agreements).

(d) The Company may terminate this Agreement and enter into an Acquisition Agreement, provided that, prior to any such termination, (i) the Company has provided Parent written notice that it intends to terminate this Agreement pursuant to this Section 5.2(d), identifying the Superior Proposal then determined to be more favorable and the parties thereto and delivering a copy of the Acquisition Agreement for such Superior Proposal in the form to be entered into, (ii) within a period of five full business days following the delivery of the notice referred to in clause (i) above, Parent does not propose adjustments in the terms and conditions of this Agreement and the Company shall have caused its financial and legal advisors to negotiate with Parent in good faith such proposed adjustments in the terms and conditions of this Agreement which the Company Board of Directors determines in its good faith judgment (after receiving the advice of its financial advisor) to be as favorable to the Company’s stockholders as such Superior Proposal, and (iii) at least five full business days after the Company has delivered the notice referred to in clause (i) above, the Company delivers to Parent (A) a written notice of termination of this Agreement pursuant to this Section 5.2(d) and (B) a wire transfer of immediately available funds in the amount of the Termination Fee.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) the occurrence or non-occurrence of any event whose occurrence or non-occurrence, as the case may be, could reasonably be expected to cause any condition set forth in Annex I to not be satisfied at any time from the date hereof to the date the Purchaser purchases Shares pursuant to the Offer and (b) any material failure of the Company, the Purchaser or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.1 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the representations or warranties of the parties or the conditions to the obligations of the parties hereto.

Section 6.2 Access; Confidentiality. From the date hereof until the Effective Time, upon reasonable notice and subject to the terms of the Confidentiality Agreements, the Company shall (and shall cause each of the Company Subsidiaries to) afford to the officers, employees, accountants, counsel, financing sources and other representatives of Parent and the Purchaser, reasonable access, during normal business hours to all of its officers, employees, agents, properties, books, agreements and records and, during such period, the Company shall (and shall cause each of the Company Subsidiaries to) furnish promptly to Parent and the Purchaser (a) a copy of each report, schedule, registration statement and other document filed by it pursuant to the requirements of federal securities laws and (b) all other information concerning its business, properties and personnel as Parent or the Purchaser may reasonably request. Parent and the Purchaser will hold any information obtained pursuant to this Section 6.2 in accordance with the terms of the Confidentiality Agreements. Notwithstanding the foregoing, the parties (and each employee, representative, or other agent of the parties) may disclose to any and all Persons, without limitation of any kind, the tax treatment and any facts that may be relevant to the tax structure of the transactions contemplated by this Agreement beginning on the earliest of (x) the date of the public announcement of discussions relating to the transactions contemplated by this Agreement, (y) the date of public announcement of the transactions contemplated by this Agreement or (z) the date of the execution of this Agreement (with or without conditions); provided, however, that neither party (nor any employee, representative or agent thereof) may disclose any other information that is not relevant to understanding the tax treatment and tax structure of the transactions contemplated by this Agreement (including the identity of any party and any information that could lead another to determine the identity of any party), or any other information to the extent that such disclosure could result in a violation of any federal or state securities law. No investigation pursuant to this Section 6.2 shall affect any representation or warranty made by the parties hereunder.

Section 6.3 Publicity. Each of Parent and the Company shall consult with the other regarding their initial press releases with respect to the execution of this Agreement. Thereafter, so long as this Agreement is in effect, neither the Company nor Parent, nor any of their respective affiliates, shall issue of any press release or other announcement with respect to the Transactions or this Agreement without the prior consent of the other party (such consent not to be unreasonably withheld), except as such press release or other announcement may be required by law or the rules of a national securities exchange or trading market, in which case the party required to make the release or announcement shall use its reasonable best efforts to provide the other party with a reasonable opportunity to review and comment on such release or announcement in advance of its issuance.

Section 6.4 Insurance and Indemnification. (a) The Certificate of Incorporation and the By-laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification and elimination of liability that are set forth in the Certificate of Incorporation and the By-laws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights of individuals, who were directors, officers, employees or agents of the Company at or prior to the Effective Time, unless such modification shall be required by law.

(b) For a period of six (6) years after the Effective Time, Parent and the Surviving Corporation shall, jointly and severally, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, an officer or director of the Company or any Company Subsidiary (collectively, the “Indemnified Parties”) against all expenses (including reasonable attorneys’ fees), judgements, and amounts paid in settlement actually and reasonably incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation (a “Claim”) by reason of the fact that the Indemnified Party is or was a director or officer of the Company or any Company Subsidiary and pertaining to any matter existing or arising out of actions or omissions occurring at or prior to the Effective Time including, without limitation, any Claim arising out of this Agreement or any of the Transactions, whether asserted or claimed prior to, at or after the Effective Time; provided, however, that neither Parent nor the Surviving Corporation shall be required to indemnify any Indemnified Party pursuant hereto if it shall be determined that the Indemnified Party acted in bad faith or not in a manner such party believed to be in or not opposed to the best interests of the Company. Parent and the Surviving Corporation shall also, jointly and severally, advance expenses as incurred by Indemnified Parties to the fullest extent permitted under applicable law provided the person to whom such advances are made provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification. Notwithstanding the foregoing, (i) nothing contained in this Section 6.4 shall be deemed to grant any right to any Indemnified Party which is not permitted to be granted to an officer or director of the Company under Delaware law, assuming for such purposes that the Company’s Certificate of Incorporation and Bylaws provide for the maximum indemnification permitted by law, and (ii) no Indemnified Party shall be entitled to indemnification in connection with any Claim initiated by the Indemnified Party.

(c) Without limiting any of the obligations of the Surviving Corporation set forth elsewhere in this Section 6.4, Parent shall maintain in effect, during the three (3)-year period commencing as of the Effective Time, a policy of directors’ and officers’ liability insurance for the benefit of each of the Indemnified Parties providing coverage and containing terms no less advantageous to the Indemnified Parties than the coverage and terms of the Company’s existing policy of directors’ and officers’ liability insurance; provided, however, that Parent shall not be required to pay a per annum premium in excess of 150% of the per annum premium that the Company currently pays for its existing policy of directors’ and officers’ liability insurance (it being understood that, if the premium required to be paid by Parent for such policy would exceed such 150% amount, then the coverage of such policy shall be reduced to the maximum amount of coverage, if any, that may be obtained for a per annum premium in such 150% amount, and that if no such policy can be obtained for such 150% amount, Parent shall be relieved of its obligations to the extent such policy is unavailable), which annual premium the Company represents and warrants is currently $45,410; provided further, however, that, prior to the Effective Time, the Company, with the consent of Parent, may purchase insurance for such three-year period on a prepaid non-cancelable basis, so long as the premium for such three-year period is not in excess of 200% of the per annum premium that the Company currently pays for its existing policy of directors’ and officers’ liability insurance in which case, Parent shall have no obligations to maintain such insurance.

Section 6.5 Third Party Standstill Agreements. During the period from the date of this Agreement through the Effective Time, the Company shall enforce and shall not terminate, amend, modify or waive any standstill provision of any confidentiality or standstill agreement between the Company and other parties entered into prior to the date hereof.

Section 6.6 Reasonable Best Efforts. Upon the terms and subject to the conditions of this Agreement, Parent, the Purchaser and the Company agree to use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate and make effective the Transactions as promptly as practicable including, but not limited to, using their respective reasonable best effort to obtain any requisite approvals, consents, orders, exemptions or waivers by any third Person or Governmental Entity in connection with the Transactions and to fulfill the conditions to the Offer and the Merger.

Section 6.7 State Takeover Laws. If any state takeover statute becomes or is deemed to become applicable to the Company or the Transactions, then the Company Board of Directors shall take all actions necessary to render such statutes inapplicable to the foregoing.

Section 6.8 Employee Benefits.

(a) Parent agrees that, during the period commencing at the Effective Time and ending on the date which is one year after the Effective Time, the employees of the Company or any Company Subsidiary immediately before the Effective Time (the “Company Employees”) will continue to be provided with salary and benefits under employee benefit plans (other than defined benefit pension plans, plans providing for retiree medical benefits, incentive pay plans, plans that provide equity-based compensation and plans that provide for payments or benefits upon a change in control) that are not substantially less favorable in the aggregate than the benefits provided by the Company and any Company Subsidiary to Company Employees under the Plans listed in Section 3.12(a) of the Company Disclosure Schedule as in effect immediately before the Effective Time (excluding defined benefit pension plans, plans providing for retiree medical benefits, incentive pay plans, plans that provide equity-based compensation and plans that provide for payments or benefits upon a change in control); provided, however, that Company Employees covered by a collective bargaining agreement shall not be subject to the foregoing sentence, but shall be subject to the applicable collective bargaining agreement.

(b) Neither this Section 6.8 nor any other provision of this Agreement shall (i) limit the ability or right of the Company and its Subsidiaries to terminate the employment of any of their respective employees on or after the Closing Date (subject to any rights of any such employees pursuant to any contract, agreement, arrangement, policy, plan or commitment) or (ii) provided that the Surviving Corporation and Parent comply with Section 6.8(a), limit the ability or right of Parent, the Company or any of their Subsidiaries on or after the Closing Date to modify, amend or terminate any Plan or any other employee benefit plan, program or agreement they may maintain or establish or to establish any such plan, program or agreement.

(c) For purposes of all employee benefit plans, programs and agreements maintained by or contributed to by Parent and its Subsidiaries (including, after Closing, the Surviving Corporation), Parent shall, or shall cause its Subsidiaries to cause each such plan, program or arrangement to treat the service with the Company or its Subsidiaries immediately prior to the Closing of any Company Employee (to the same extent such service is recognized under analogous plans, programs or arrangements of the Company or its affiliates prior to the closing) as service rendered to Parent or its Subsidiaries, as the case may be, for all purposes; provided, however, that (i) such crediting of service shall not operate to duplicate any benefit or the funding of such benefit under any plan, or (ii) require the crediting of past service for benefit accrual purposes under any defined benefit pension plan. Company Employees shall also be given credit for any deductible or co-payment amounts paid in respect of the plan year in which the Closing occurs, to the extent that, following the Closing, they participate in any other plan for which deductibles or co-payments are required. Parent shall also cause each Parent Plan (as hereinafter defined below) to waive any preexisting condition which was waived under the terms of any Plan immediately prior to the Closing or waiting period limitation which would otherwise be applicable to a Company Employee on or after the Closing. For purposes of this Agreement, a “Parent Plan” shall mean such employee benefit plan, as defined in Section 3(3) of ERISA or other employee benefit or fringe benefit program, that may be in effect generally for employees of Company and the

Company Subsidiaries from time to time. The requirement of this Section 6.8(c) shall not apply to any Company Employee covered by a collective bargaining agreement, it being understood that the terms of the applicable collective bargaining agreement covering each such Company Employee shall apply.

(d) The Company shall not, during the period prior to the Effective Time, make any written or other communication to its employees relating to employee, compensation or benefits without the prior approval of Parent, which approval shall not be unreasonably withheld.

Section 6.9 Severance Agreements. In accordance with Paragraph 7 of the Amendment to Employment Agreement and Officer Severance Agreements, dated as of May 19, 1988, between the Company and Donald D. Dreher and Joseph G. Hill (the “Company Severance Agreements”), as of the Effective Time, the Surviving Corporation hereby expressly assumes and agrees, to perform the Company Severance Agreements in the same manner and to the same extent that the Company would be required to perform them if the Merger had not taken place.

ARTICLE VII

CONDITIONS

Section 7.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by Parent, the Purchaser and the Company, as the case may be, to the extent permitted by applicable law:

(a) The Merger and this Agreement shall have been approved and adopted by the requisite vote of the holders of the Shares, to the extent required pursuant to the requirements of the Certificate of Incorporation, the Bylaws of the Company, and the DGCL;

(b) No statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity which prohibits the consummation of the Merger, and there shall be no order or injunction of a court of competent jurisdiction in effect prohibiting consummation of the Merger; and

(c) The Purchaser shall have purchased, or caused to be purchased, any Shares pursuant to the Offer.

ARTICLE VIII

TERMINATION

Section 8.1 Termination. This Agreement may be terminated and the Transactions may be abandoned at any time before the Effective Time, whether before or after stockholder approval thereof:

(a) By mutual written consent of Parent and the Company;

(b) By either Parent or the Company (i) if, prior to the purchase of any Shares in the Offer, a court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting any of the Transactions (including each of the Offer, the Merger and the Tender and Voting Agreements), (ii) if the Offer shall not have been commenced within ten (10) business days following the date of this Agreement, (iii) if the Offer shall have expired without any Shares being purchased therein or (iv) if the Offer has not been consummated by November 30, 2003 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to clause (ii), (iii) or (iv) of this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Offer to be commenced within ten (10) business days following the date of this Agreement, the failure of the Shares to be purchased in the Offer or the failure of the Offer to be consummated by the Outside Date, as applicable;

(c) By Parent, at any time prior to the purchase of the Shares pursuant to the Offer, if (i) the Company Board of Directors or any committee thereof shall have withdrawn, modified, or changed its recommendation in respect of this Agreement, the Offer or the Merger in a manner adverse to the Transactions, to Parent or to the Purchaser, (ii) the Company Board of Directors or any committee thereof shall have recommended or approved, or publicly announced a neutral position with respect to, any Acquisition Proposal, (iii) the Company Board of Directors or any committee thereof shall have resolved to do any of the foregoing, (iv) the Company Board of Directors or any committee thereof shall have failed to affirm its recommendation in respect of the Transactions within seven days of a request to do so by Parent, (v) the Company shall have violated or breached any of its obligations under Section 5.2 or (vi) the Company shall have breached any representation, warranty, covenant or other agreement contained in this Agreement which (A) would give rise to the failure of a condition set forth in paragraph (f) or (g) of Annex I hereto and (B) cannot be or has not been cured, in all material respects, within 30 days after the giving of written notice to the Company; or

(d) By the Company, at any time prior to the purchase of the Shares in the Offer, (i) pursuant to and in compliance with Section 5.2(d) or (ii) if Parent or the Purchaser shall have breached in any material respect any of the representations, warranties, covenants or agreements contained in this Agreement and such breach cannot be or has not been cured, in all material respects, within 30 days after the giving of written notice to Parent.

Section 8.2 Notice of Termination; Effect of Termination. (a) In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (except for Sections 6.2, 8.2, 9.3, 9.4, 9.5, 9.6, 9.7, 9.8 and 9.12 which shall survive such termination) and there shall be no liability on the part of Parent, the Purchaser or the Company, except (i) as set forth in Sections 6.2 and 8.2, and (ii) nothing herein shall relieve any party from liability for any intentional breach of a representation or warranty contained in this Agreement or for any breach of any covenant or agreement contained in this Agreement.

(b) If (i) Parent shall have terminated this Agreement pursuant to Sections 8.1(c)(i)-(v); (ii) the Company shall have terminated this Agreement pursuant to Section 8.1(d)(i); or (iii) (A) either (1) either Parent or the Company shall have terminated this Agreement pursuant to Sections 8.1(b)(ii)-(iv) or (2) Parent shall have terminated this Agreement pursuant to Section 8.1(c)(vi) due to the failure of the condition set forth in clause (g) on Annex I hereto, and (B) prior to the date of such termination, an Acquisition Proposal shall have been publicly announced or communicated to the Company Board of Directors and not withdrawn prior to the date of such termination and within twelve (12) months of any such termination, the Company enters into a definitive agreement with any third party with respect to an Acquisition Proposal or any such a transaction is consummated, then the Company shall pay to Parent a termination fee of $ 1,000,000 (the “Termination Fee”) (x) concurrently with such termination in the case of a termination pursuant to Section 8.1(d)(i), (y) within two business days after such termination pursuant to Section 8.1(c)(i)-(v), and (z) upon the earlier to occur of the execution of a definitive agreement and the consummation of a transaction in accordance with a termination described in Section 8.2(b)(iii). The Termination Fee shall be paid by wire transfer of immediately available funds to such account as Parent may designate in writing to the Company

ARTICLE IX

MISCELLANEOUS

Section 9.1 Amendment and Modification. Subject to applicable law and as otherwise provided herein, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of the Company contemplated hereby, by written agreement of the parties hereto, by action taken by their respective Boards of Directors, but, after the purchase of Shares pursuant to the Offer, any amendment shall be in compliance with the terms of Section 1.3(b), and after the approval of this Agreement by the stockholders, no amendment shall be made which by law requires further approval by such stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 9.2 Non-survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the acceptance for payment, and payment for, the Shares by the Purchaser pursuant to the Offer.

Section 9.3 Expenses. All fees, costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such fees, costs and expenses.

Section 9.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given if delivered personally, sent by facsimile (which is confirmed) or sent by a nationally recognized overnight courier service, such as Federal Express (providing proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Parent or the Purchaser, to:

Flexsteel Industries, Inc.

P.O. Box 877

Dubuque, Iowa 52004-0877

Facsimile: (563) 556-8345

Attention:  K. Bruce Lauritsen

Chief Executive Officer

with a copy to:

Skadden, Arps, Slate, Meagher & Flom (Illinois)

333 West Wacker Drive

Chicago, Illinois 60606

Facsimile: (312) 407-0411

Attention: Charles W. Mulaney, Jr., Esq.

and

O’Connor & Thomas, P.C.

Dubuque Building

700 Locust Street, Suite 200

Dubuque, Iowa 52004

Facsimile: (563) 556-1867

Attention: John C. O’Connor, Esq.

and

(b)	if to the Company, to:

DMI Furniture, Inc.

One Oxmoor Place

101 Bullitt Lane, Suite 205

Facsimile: (502) 429-6285

Attention:  Donald D. Dreher

Chief Executive Officer

with a copy to:

Frost Brown Todd LLC

400 West Market Street, 32nd Floor

Louisville, Kentucky 40202

Facsimile: (502) 581-1087

Attention: Alan K. MacDonald, Esq.

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section 9.4 be deemed given upon electronic confirmation of receipt, and (iii) if delivered by overnight courier service to the address as provided in this Section 9.4 be deemed given upon delivery as indicated in the records of such courier (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section 9.4). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving written notice specifying such change to the other party hereto.

Section 9.5 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the term “affiliates” shall have the meaning set forth in Rule 12b-2 of the Exchange Act. The words describing the singular number shall include the plural and vice versa. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. Headings of the Articles and Sections of this Agreement, the Table of Contents and the Index of Defined Terms are for the convenience of the parties only and shall be given no substantive or interpretive effect whatsoever.

Section 9.6 Jurisdiction. Each of Parent, the Purchaser and the Company hereby expressly and irrevocably submits to the exclusive personal jurisdiction of the United States District Court for the District of Delaware and to the jurisdiction of any other competent court of the State of Delaware (collectively, the

“Delaware Courts”), preserving, however, all rights of removal to such federal court under 28 U.S.C. Section 1441, in connection with all disputes arising out of or in connection with this Agreement or the transactions contemplated hereby and agrees not to commence any litigation relating thereto except in such courts. Each such party hereby waives the right to any other jurisdiction or venue for any litigation arising out of or in connection with this Agreement or the transactions contemplated hereby to which any of them may be entitled by reason of its present or future domicile. Notwithstanding the foregoing, each such party agrees that each of the other parties shall have the right to bring any action or proceeding for enforcement of a judgment entered by the Delaware Courts in any other court or jurisdiction.

Section 9.7 Service of Process. Each of Parent, the Purchaser and the Company irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 9.6 hereof in any such action or proceeding by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 9.4 hereof. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

Section 9.8 Specific Performance. Each of Parent, the Purchaser and the Company acknowledges and agrees that in the event of any breach of this Agreement, each non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto (a) will waive, in any action for specific performance, the defense of adequacy of a remedy at law and (b) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement.

Section 9.9 Counterparts. This Agreement may be executed manually or by facsimile by the parties hereto, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the parties and delivered to the other parties.

Section 9.10 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including all schedules hereto), the Confidentiality Agreements and the Tender and Voting Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof and thereof (provided that the provisions of this Agreement shall supersede any conflicting provisions of the Confidentiality Agreements). Except as provided in Section 6.4, nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 9.11 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 9.12 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

Section 9.13 Assignment. This Agreement shall not be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that the Purchaser may assign any or all of its rights, interests and obligations hereunder to Parent, one or more direct or indirect wholly-owned Subsidiaries of Parent, or a combination thereof. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and permitted assigns.

Section 9.14 No Waiver. No waiver by any party to this Agreement at any time of a breach by any other party of any provision of this Agreement to be performed by such other party shall be deemed a waiver of any similar or dissimilar provisions of this Agreement at the same or any prior or subsequent time.

IN WITNESS WHEREOF, Parent, the Purchaser and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

FLEXSTEEL INDUSTRIES, INC.

By	/s/ K. Bruce Lauritsen
Name: K. Bruce Lauritsen Title: President / CEO

CHURCHILL ACQUISITION CORP.

By	/s/ K. Bruce Lauritsen
Name: K. Bruce Lauritsen
Title: President

DMI FURNITURE, INC.

By	/s/ Donald D. Dreher
Name: Donald D. Dreher
Title: President & CEO

ANNEX I

Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) the Purchaser’s right to extend and amend the Offer at any time in its sole discretion (subject to the provisions of the Merger Agreement), the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser’s obligation to pay for or return tendered Shares after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any validly tendered Shares if by the expiration of the Offer (as it may be extended in accordance with the requirements of Section 1.1), (i) the Minimum Condition shall not be satisfied or (ii) at any time on or after the date of the Merger Agreement and prior to the acceptance for payment of Shares pursuant to the Offer, any of the following events shall occur and be continuing:

(a) there shall be pending any suit, action or proceeding by any Governmental Entity against the Purchaser, Parent, the Company or any Company Subsidiary (i) seeking to restrain or prohibit Parent’s or the Purchaser’s ownership or operation (or that of any of their respective Subsidiaries or affiliates) of all or a material portion of their or the Company’s and the Company Subsidiaries’ businesses or assets, or to compel Parent or the Purchaser or their respective Subsidiaries and affiliates to dispose of or hold separate any material portion of the business or assets of the Company or Parent and their respective Subsidiaries, (ii) challenging the acquisition by Parent or the Purchaser of any Shares under the Offer, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other Transactions, or seeking to obtain from the Company, Parent or the Purchaser any material damages, (iii) seeking to impose material limitations on the ability of the Purchaser, or render the Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer and the Merger, (iv) seeking to impose limitations on the ability of the Purchaser or Parent to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company’s stockholders; or (v) which otherwise would reasonably be expected to have a Company Material Adverse Effect;

(b) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable by any Governmental Entity, to the Offer or the Merger, or any other action shall be taken by

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any Governmental Entity that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

(c) there shall have occurred (i) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (ii) any limitation (whether or not mandatory) by any Governmental Entity on the extension of credit generally by banks or other financial institutions or (iii) a change in general financial, bank or capital market conditions which materially and adversely affects the ability of financial institutions in the United States to extend credit or syndicate loans for credit worthy borrowers;

(d) since the date of the Merger Agreement, there shall have occurred any events or changes which have had or which would reasonably be expected to have or constitute, individually or in the aggregate, a Company Material Adverse Change or a Company Material Adverse Effect;

(e) the Company Board of Directors or any committee thereof shall have (i) withdrawn, or modified or changed its recommendation in respect of the Merger Agreement, the Offer or the Merger in a manner adverse to the Transactions, to Parent or to the Purchaser (including by amendment of the Schedule 14D-9), (ii) recommended or approved, or publicly announced a neutral position with respect to, any Acquisition Proposal, (iii) resolved to do any of the foregoing or (iv) failed to reaffirm its recommendation in respect of the Transactions within seven days of a request to do so by Parent;

(f) the representations or warranties of the Company contained in the Merger Agreement shall not be true and correct (without giving effect to any qualifications as to “materiality” or Company Material Adverse Effect set forth therein), in each case as if such representation or warranty was made as of such time on or after the date of the Merger Agreement (except that any representations or warranties that speak as of a specified date need only be true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct (without giving any effect to any qualifications as to “materiality” or Company Material Adverse Effect set forth therein) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(g) the Company shall have materially breached or failed, in any material respect, to perform or to comply with any agreement or covenant to be performed or complied with by it under the Merger Agreement; or

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(h) the Merger Agreement shall have been terminated in accordance with its terms.

The foregoing conditions are for the benefit of Parent and the Purchaser, may be asserted by Parent or the Purchaser regardless of the circumstances giving rise to such condition, and may be waived by Parent or the Purchaser in whole or in part at any time and from time to time in the discretion of Parent or the Purchaser, subject in each case to the terms of the Merger Agreement. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and, each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

The capitalized terms used in this Annex I shall have the meanings set forth in the agreement to which it is annexed, except that the term “Merger Agreement” shall be deemed to refer to the agreement to which this Annex I is annexed.

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